Exhibit 10 (vi)


                          HOME BENEFICIAL CORPORATION
                                  PO Box 27572
                               Richmond, VA 23261



                               September 19, 1995


Mr. J. M. Wiltshire, Jr.
3901 West Broad Street
Richmond, VA 23230

Dear Mr. Wiltshire:

Since you will be retiring from active service with the Corporation and its subsidiaries as of December 31, 1995, your service as an employee will cease at that time.

Based on our mutual agreement, on January 1, 1996, you will begin serving as consulting Counsel to the Corporation and its subsidiaries on a schedule of 20 hours per week and will be compensated at a rate of $50.00 per hour for such service. You will provide consulting service on such matters as the Chief Executive Officer, or his delegate, of the Corporation may from time to time determine. You will continue to have your present office available for your use. Your service will be considered as that of an independent contractor and not that of a common law employee.

You have agreed to serve as a consultant for a period of two years unless unable to do so by reason of illness, disability or some other situation beyond your control. The Corporation has the right to discontinue this agreement, as well as the right to reduce the number of hours per week mentioned above, at any time without further liability.

Will you please acknowledge your agreement to the above by signing the enclosed copy of this letter.

                                         Sincerely,

                                         R. W. Wiltshire, Jr.
                                         Chief Executive Officer
                                         Home Beneficial Corporation and
                                         Home Beneficial Life Insurance Company

Seen and Agreed to:
J.M. Wiltshire, Jr.
Date: 9-19-95